UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 21, 2005

New Horizons Worldwide, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-17840	22-2941704
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 S. State College Blvd., Suite 200, Anaheim, CA	92806
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (714) 940-8000

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01. Changes in Registrant’s Certifying Accountant.

On July 21, 2005, the Audit Committee of the Board of Directors of New Horizons Worldwide, Inc. (the “Company”) authorized the dismissal of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for services relating to interim periods commencing on and after January 1, 2005. Grant Thornton has served as the Company’s independent principal auditor since May 5, 2003. The Audit Committee is currently in the process of seeking a successor independent registered public accounting firm. Grant Thornton is expected to complete its audit of the Company’s financial statements for the year ended December 31, 2004 and provide its attestation report on management’s assessment of its internal control over financial reporting (such tasks are referred to collectively hereinafter as, the “2004 Audit”).

The report of Grant Thornton on the Company’s financial statements for the year ended December 31, 2003 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company’s fiscal year ended December 31, 2003 and the subsequent period preceding the date of the Audit Committee’s determination to dismiss Grant Thornton, there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused it to make reference to the subject matter of the disagreements in connection with its report, except as follows:

(i)	In connection with Grant Thornton’s audit of the Company’s financial statements for the year ended December 31, 2003, the Company had a disagreement with Grant Thornton regarding certain accounting principles relating to accounts receivable, which was resolved to Grant Thornton’s satisfaction. The Audit Committee discussed the subject matter of this disagreement with Grant Thornton, and the Company has authorized Grant Thornton to respond fully to the inquiries of the Company’s successor accountant, once it is engaged, concerning the subject matter of such disagreement.

During the Company’s fiscal year ended December 31, 2003 and the subsequent period preceding the date of the Audit Committee’s determination to dismiss Grant Thornton, there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K, except as follows:

(i)	On November 14, 2004, Grant Thornton advised the Audit Committee and the Company that the internal controls necessary for the Company to develop reliable financial statements did not exist due to the Company’s loss in October 2004 of key senior accounting and finance personnel, including its Chief Financial Officer, Corporate Controller and Internal Control Manager. The Company disclosed this material weakness in internal controls in Item 4 of Part II of its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004.

(ii)	During the 2004 Audit, Grant Thornton has advised the Audit Committee and the Company that Grant Thornton needed to expand significantly the scope of the 2004 Audit because of material weaknesses in internal control reported by management and identified by Grant Thornton.

The Audit Committee discussed the subject matter of these reportable events with Grant Thornton, and the Company has authorized Grant Thornton to respond fully to the inquiries of the Company’s successor accountant, once it is engaged, concerning the subject matter of such reportable events.

Upon Grant Thornton’s completion of the 2004 Audit, the Company will undertake to amend this Current Report on Form 8-K to disclose whether the report of Grant Thornton on the Company’s financial statements for the year ended December 31, 2004 contained an adverse opinion or a disclaimer of opinion,

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and whether it was qualified or modified as to uncertainty, audit scope, or accounting principles. In addition, the Company will disclose in such amended Current Report on Form 8-K whether, during the period from the date of the Audit Committee’s determination to dismiss Grant Thornton to the date on which Grant Thornton’s dismissal became effective, (a) there were disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused it to make reference to the subject matter of the disagreements in connection with its report, and (b) there were reportable events. The Company currently expects that the 2004 Audit will result in reportable events relating to material weaknesses in the Company’s internal controls over financial reporting, as the Company has concluded, and has presented such conclusion to Grant Thornton, that its internal controls over financial reporting were not effective as of December 31, 2004.

The Company provided a copy of this Current Report on Form 8-K to Grant Thornton and requested that Grant Thornton furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made in this Current Report on Form 8-K. A copy of Grant Thornton’s letter furnished in response to that request is filed as Exhibit 16.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
16.1	Letter from Grant Thornton LLP, dated July 21, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW HORIZONS WORLDWIDE, INC.

Date July 27, 2005

	By	/s/ Jeffrey S. Cartwright
Jeffrey S. Cartwright
Senior Vice President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
16.1	Letter from Grant Thornton LLP, dated July 21, 2005

E-1